UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: March 31, 2020

SMARTFINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-37661	62-1173944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5401 Kingston Pike, Suite 600
Knoxville, Tennessee	37919
(Address of Principal Executive Offices)	(Zip Code)

(865) 437-5700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Exchange on which Registered
Common Stock, par value $1.00 per share	SMBK	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2020, SmartFinancial, Inc. (the “Company”), a Tennessee corporation and the sole shareholder of SmartBank, a Tenneesse state-chartered bank (the “Bank”), entered into a Loan and Security Agreement (the “Agreement”) and related revolving note (the “Revolving Note”) with ServisFirst Bank (the “Lender”). The Agreement provides for the Lender to make available to the Company a revolving line of credit in a maximum principal amount of up to $25.0 million (the “Line of Credit”). The maturity of the Line of Credit is September 24, 2021 (the “Maturity Date”).

The Agreement provides for a variable interest rate equal to The Wall Street Journal Prime Rate minus 0.50% (50 bps) with a floor of 4.0% and no prepayment penalty. The Company is also required to pay a non-use fee of 0.10% (10 bps) per annum on the unused portion of the principal amount of the Line of Credit (provided, however, that the non-use fee will be waived if the Company has an outstanding balance for more than six calendar months of the loan term).

Under the terms of the Agreement, the Company is required to pay quarterly payments of interest on the unpaid principal balance of the Line of Credit. Principal payments may be made at any time prior to the Maturity Date, on which date all unpaid principal of and accrued interest on the Line of Credit are due and payable.

The obligations of the Company under the Agreement are secured by a first priority security interest in all of the capital stock of the Bank pursuant to a Pledge Agreement, dated as of March 31, 2020, between the Company and the Lender (the “Pledge Agreement”).

The Agreement, the Revolving Note, and Pledged Agreement contain customary representations, warranties, and covenants for a revolving line of credit, including certain financial covenants and capital ratio requirements. The financial covenants in the Agreement include covenants requiring that (a) the Bank maintain (i) a return on assets ratio of at least 0.25%, (ii) a Tier 1 leverage capital ratio of at least 8.0%, and (iii) a non-performing assets to capital and loan and lease loss reserves ratio of less than 15.0%, and (b) the Company (i) not incur new indebtedness greater than $5.0 million without the Lender’s prior approval and (ii) maintain an interest reserve, held in cash at bank, of at least $1.0 million during the term of the Line of Credit. The Agreement, the Revolving Note, and the Pledge Agreement also provide for certain events of default, including,among other things, payment defaults, breaches of representations and warranties and bankruptcy or insolvency proceedings, the occurrence of which, after any applicable cure period, would permit Lender, among other things, to accelerate payment of all amounts outstanding under the Agreement and the Note, as applicable, and to exercise its remedies with respect to the shares of capital stock of the Bank subject to the Pledge Agreement, including the sale of such shares.

The foregoing descriptions of the Agreement, the Revolving Note, and the Pledge Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement, the Revolving Note, and the Pledge Agreement, which are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference in this Item 2.03 in its entirety.

Item 9.01	Financial Statements and Exhibits
(d)  Exhibits

Number	Description of Exhibit
10.1	Loan and Security Agreement, dated as of March 31, 2020, by and between SmartFinancial, Inc., as Borrower, and ServisFirst Bank, as Lender.*
10.2	Revolving Note, dated as of March 31, 2020, by and between SmartFinancial, Inc., as Borrower, and ServisFirst Bank, as Lender.
10.3	Pledge Agreement, dated as of March 31, 2020, by and between SmartFinancial, Inc., as Borrower, and ServisFirst Bank, as Lender.*
*Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTFINANCIAL, INC.

Date: April 2, 2020
/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of March 31, 2020, by and between SmartFinancial, Inc., as Borrower, and ServisFirst Bank, as Lender.
10.2	Revolving Note, dated as of March 31, 2020, by and between SmartFinancial, Inc., as Borrower, and ServisFirst Bank, as Lender.
10.3	Pledge Agreement, dated as of March 31, 2020, by and between SmartFinancial, Inc., as Borrower, and ServisFirst Bank, as Lender.